Exhibit 4.2

Execution Version

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 12th day of June, 2019, by and among Viela Bio, Inc., a Delaware corporation (the “Company”) and each of the stockholders of the Company listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, certain of the Investors hold shares of the Company’s Series A Preferred Stock (the “Existing Investors”);

WHEREAS, the Existing Investors and the Company are party to the Investors Rights Agreement, dated February 23, 2018 (the “Existing Agreement”);

WHEREAS, the holders of shares of Series A Preferred Stock executing this Agreement are holders of at least 75% of the Registrable Securities (as defined in the Existing Agreement) then outstanding and collectively desire, on behalf of all of the Existing Investors, to amend and restate the Existing Agreement in its entirety and accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Existing Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into the Series B Preferred Stock Purchase Agreement, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series B Preferred Stock; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce certain of the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement, which amends and restates the Existing Agreement in its entirety.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Definitions. For purposes of this Agreement:

1.1    “6D” means, collectively, 6 Dimensions Capital, L.P. and 6 Dimensions Affiliates Fund, L.P., each a limited partnership established under the laws of the Cayman Islands.

1.2    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital, private equity or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3    “AstraZeneca” means AstraZeneca UK Limited, a private limited company registered in England and Wales.

1.4    “Board of Directors” or “Board” means the board of directors of the Company.

1.5    “Boyu” means Boundless Meadow Limited, a company incorporated under the laws of the Cayman Islands.

1.6    “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.7    “Competitor” means a Person, other than AstraZeneca, Boyu, 6D, Hillhouse, Temasek, the Lead Investor (as defined in the Purchase Agreement), or any of such Person’s respective Affiliates, engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the field of research, development, manufacturing, marketing, distribution, or other commercialization of protein-based drugs targeting CD32A, CD40L, B7RP1, BAFF, CD19, ILT7, and any other targets for which the Company has developed or is developing a drug, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor.

1.8    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action, claim or proceeding in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.9    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11    “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.12    “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.13    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.14    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.15    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.16    “Hillhouse” means HH RSV-MIM Holdings Limited, a company incorporated under the laws of the Cayman Islands.

1.17    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.18    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.19    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.20    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act or under similar regulations in Hong Kong or other jurisdictions.

1.21    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds either (a) at least 1,411,266 shares of Series A Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) prior to the consummation of the Milestone Closing and 1,734,796 shares of Series A Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) following the consummation of the Milestone Closing, or (b) at least 312,500 shares of Series B Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations). For the avoidance of doubt, any Investor that commits a Purchaser Default pursuant to Section 1.4(e) of the Series A Purchase Agreement shall not be considered to be a Major Investor.

1.22    “Milestone Closing” shall have the meaning set forth in the Series A Purchase Agreement.

1.23    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.24    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.25    “Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock, of the Company.

1.26    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock (other than any Common Stock so issued as a result of a Special Mandatory Conversion pursuant to Article Fourth, Section B, Subsection 5A of the Restated Certificate or any Common Stock held by an Investor that has committed a Purchaser Default pursuant to Section 1.4(e) of the Series A Purchase Agreement); (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above, and (iii) any other shares of Common Stock held by an Investor as of the date hereof; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.27    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.28    “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as such may be further amended or restated from time to time.

1.29    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.30    “SEC” means the United States Securities and Exchange Commission.

1.31    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.32    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.33    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.34    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.35    “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.36    “Series A Preferred Stock” means, collectively, the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A-3 Preferred Stock.

1.37    “Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, $0.001 par value per share, of the Company.

1.38    “Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, $0.001 par value per share, of the Company.

1.39    “Series A-3 Preferred Stock” means the Series A-3 Preferred Stock, $0.001 par value per share, of the Company.

1.40    “Series A Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated January 31, 2018, among the Company and the holders of Series A Preferred Stock named therein.

1.41    “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.42    “Series B Preferred Stock” means the Series B Preferred Stock, $0.001 par value per share, of the Company.

1.43    “Sirona” means Mabtek Ltd.

1.44    “Temasek” means TLS Beta Pte. Ltd., a company incorporated under the laws of Singapore.

1.45    “Voting Agreement” means certain Amended and Restated Voting Agreement, dated the date hereof, by and among the Company, the Investors and certain other stockholders of the Company.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to outstanding Registrable Securities with an anticipated aggregate offering price, net of Selling Expenses, that is not less than $10,000,000, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities having an anticipated aggregate offering price, net of Selling Expenses, of at least $2,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)    Notwithstanding the foregoing obligations in Subsections 2.1(a) and 2.1(b), if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected three registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or other than in a registration statement for the IPO, provided that the Company files such registration statement within one year of the date hereof), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3    Underwriting Requirements.

(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and

(k)    furnish, at the request of any Holder, on the date that such Holder’s Registrable Securities are delivered to the underwriters for sale in connection with a registration statement filed pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities; and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of seventy-five percent (75%) of the Registrable Securities then outstanding agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided, further, that, if, at the time of such withdrawal, the Holders requesting withdrawal (x) shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their registration request and (y) have withdrawn their request with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay for any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.1(a) or 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any action, claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any action, claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action, claim or proceeding (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action, claim or proceeding and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action, claim or proceeding. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party under this Subsection 2.8 except to the extent that the indemnifying party is actually prejudiced as a result of such failure.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of seventy-five percent (75%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration other than on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.10.

2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement in connection with the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, plus up to an additional eighteen (18) days to the extent necessary to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241 or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 (x) shall apply only to the IPO, (y) shall not apply to (A) the sale of any shares to an underwriter pursuant to an underwriting agreement, or (B) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein to the extent and for the duration that such terms remain in effect at the time of the transfer, and provided further that any such transfer to such trust shall not involve a disposition for value, and (z) shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from each stockholder individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are substantially consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements with Holders by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12    Restrictions on Transfer.

(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate;

(b)    such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)    the fifth anniversary of the IPO.

3.    Information and Observer Rights.

3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided, that the Board of Directors has not reasonably determined that such Major Investor is a Competitor:

(a)    as soon as practicable, but in any event within one-hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, prepared in accordance with GAAP, with all such financial statements to be audited and certified by an independent public accounting firm of nationally recognized standing selected by the Board of Directors, with the approval of (x) a majority of the Series A Directors and (y) the Series B Director;

(b)    as soon as practicable, but in any event (i) within thirty (30) days after the end of each fiscal quarter, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end audit adjustments and may not contain all notes thereto that may be required in accordance with GAAP) and (ii) within ten (10) days after the end of each fiscal quarter, Company management’s reasonable estimates of the line items to be included in the foregoing financial statements for such fiscal quarter;

(c)    as soon as practicable, but in any event within thirty (30) days after the end of each fiscal quarter, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)    as soon as practicable, but in any event within fifteen (15) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e)    as soon as practicable, but in any event at least sixty (60) days before the end of each fiscal year, a budget and business plan for the next three (3) fiscal years, the first fiscal year of which shall have been approved by the Board of Directors as the operating budget for the Company for such fiscal year (collectively, the “Budget”), and prepared on a monthly basis, including balance sheets, income statements, statements of cash flow and forecasts of revenues, expenses and cash position for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(f)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as determined by the Board; provided, however, that (i) the Company shall not be obligated under this Subsection 3.1 to provide information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel and (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to such Major Investor’s confidentiality obligations pursuant to Section 3.5 without regard to the exception described in clause (ii) thereof.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2    Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor and with reasonable advance notification; provided, however, that (a) the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel and (b) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to such Major Investor’s confidentiality obligations pursuant to Section 3.5 without regard to the exception described in clause (ii) thereof.

3.3    Observer Rights.

(a)    For so long as AstraZeneca is a Major Investor, the Company shall invite a representative of AstraZeneca to attend all meetings of the Board of Directors and any clinical, scientific or other similar advisory board of the Company (each, an “Advisory Board”), in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(a) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel, and (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to AstraZeneca’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof. The Company agrees to reimburse the reasonable travel expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

(b)    For so long as Temasek is a Major Investor, the Company shall invite a representative of Temasek to attend all meetings of the Board of Directors and any Advisory Board, in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(b) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel, (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to Temasek’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof, and (iii) the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if Temasek or its representative is a Competitor. The Company agrees to reimburse the reasonable travel expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

(c)    For so long as Sirona is a Major Investor, the Company shall invite a representative of Sirona to attend all meetings of the Board of Directors and any Advisory Board, in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(c) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel, (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to Sirona’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof, and (iii) the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if Sirona or its representative is a Competitor. The Company agrees to reimburse the reasonable travel expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

(d)    If at any time Boyu is no longer entitled to designate a person to be elected to the Board of Directors pursuant to Section 1.2(b) of the Voting Agreement and neither of the Boyu Designees (as defined in the Voting Agreement) are serving as members of the Board of Directors, then for so long as Boyu is a Major Investor, the Company shall invite a representative of Boyu to attend all meetings of the Board of Directors and any Advisory Board, in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such

Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(d) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel and (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to Boyu’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof; and provided further, that the Company shall not have any obligation to reimburse the travel or any other expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

(e)    If at any time 6D is no longer entitled to designate a person to be elected to the Board of Directors pursuant to Section 1.2(c) of the Voting Agreement and the 6D Designee (as defined in the Voting Agreement) is not serving as a member of the Board of Directors, then for so long as 6D is a Major Investor, the Company shall invite a representative of 6D to attend all meetings of the Board of Directors and any Advisory Board, in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(e) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel and (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to 6D’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof; and provided further, that the Company shall not have any obligation to reimburse the travel or any other expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

(f)    If at any time Hillhouse is no longer entitled to designate a person to be elected to the Board of Directors pursuant to Section 1.2(d) of the Voting Agreement and the Hillhouse Designee (as defined in the Voting Agreement) is not serving as a member of the Board of Directors, then for so long as Hillhouse is a Major Investor, the Company shall invite a representative of Hillhouse to attend all meetings of the Board of Directors and any Advisory Board, in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(f) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel and (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to Hillhouse’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof; and provided further, that the Company shall not have any obligation to reimburse the travel or any other expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

(g)    For so long as HBM is a Major Investor, the Company shall invite a representative of HBM to attend all meetings of the Board of Directors and any Advisory Board, in each case, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of the Board or such Advisory Board, as the case may be, at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that (i) the Company shall not be obligated pursuant to this Subsection 3.3(g) to provide access to any information that the disclosure of which would, in the good faith determination of the Company, adversely affect the attorney-client privilege between the Company and its counsel, (ii) any such information that the Company reasonably and in good faith considers to be a trade secret shall be subject to HBM’s confidentiality obligations pursuant to Subsection 3.5 without regard to the exception described in clause (ii) thereof, and (iii) the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if HBM or its representative is a Competitor. The Company agrees to reimburse the reasonable travel expenses incurred by such representative to attend such meetings or any other activities which are requested by the Board of Directors.

3.4    Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its or its Affiliate’s attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by applicable law, regulation, rule, court order, or subpoena provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.6    Protected Health Information. Notwithstanding anything to the contrary set forth in this Section 3, any information possessed by the Company or its Affiliates regarding the health status, provision of health care, or payment for health care of any individual citizen of the United States (including such individuals who are participating in any clinical trial conducted by or on behalf of the Company or its Affiliates) that is provided to an Investor or any of its representatives pursuant to the applicable provision of this Section 3 shall be so provided solely on an anonymized and de-identified basis omitting any information that specifically identifies such individual, such as contact information (e.g., address, Email address, phone number(s)), Social Security Number and financial account information.

4.    Rights to Future Stock Issuances.

4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, and 3.2 hereof or any rights under Subsection 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Investor holding the fewest number of Preferred Stock and any other Derivative Securities.

(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including the shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total number of shares of Common Stock of the Company held by all Investors (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other outstanding Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of the failure by any other Major Investor to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which the Major Investors were entitled to subscribe but that were not subscribed for which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Restated Certificate); (ii) shares of Common Stock issued in the IPO, (iii) shares of Series B Preferred Stock offered or sold to a Major Investor pursuant to the Purchase Agreement or (iv) any Major Investor that has committed a Purchaser Default pursuant to Section 1.4(e) of the Series A Purchase Agreement.

4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5.    Additional Covenants.

5.1    Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.2    Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement in a form reasonably acceptable to the Investors and (ii) each Key Employee (as defined in the Purchase Agreement) to enter into a one (1) year noncompetition and two (2) year nonsolicitation agreement, in a form reasonably acceptable to the Investors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of (x) a majority of the Series A Directors and (y) the Series B Director.

5.3    Employee Stock. Unless otherwise approved by the Board of Directors, including (x) a majority of the Series A Directors and (y) the Series B Director, all future employees, independent contractors, and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a 48-month period, with the first 25% of such shares vesting after 12 months of continued employment or service and the remaining shares vesting thereafter in equal monthly installments over the following 36 months, (ii) a market stand-off provision substantially similar to that in Subsection 2.11, and (iii) with respect to each stock option, unless otherwise determined by the Board of Directors, an exercise price equal to or greater than the fair market value of a share of Common Stock at the time of the grant of such option. In addition, unless otherwise approved by the Board of Directors, which shall include (x) a majority of the Series A Directors and (y) the Series B Director, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4    Matters Requiring Investor Director Approval. So long as any issued shares of Preferred Stock remain outstanding, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of (x) a majority of the Series A Directors and (y) the Series B Director:

(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c)    guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)    make or permit any subsidiary to make any investment inconsistent with any investment policy approved by the Board;

(e)    make any significant change to the Budget that would result in the aggregate expenditures set forth in the applicable line item therein being exceeded by more than 15% during the applicable period covered thereby;

(f)    create a committee or subcommittee of the Board;

(g)    determine to launch the IPO process and make decisions regarding matters related thereto;

(h)    incur or permit any subsidiary to incur any aggregate indebtedness in excess of $250,000 that is not already included in a Budget, other than trade credit incurred in the ordinary course of business;

(i)    make or permit any subsidiary to make any capital expenditure in excess of $500,000 not contemplated by the Budget;

(j)    enter into or be a party to any transaction with any Company Affiliate, director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person;

(k)    hire, terminate the employment of, or change the compensation of the Company’s executive officers, including approving any option grants or stock awards to executive officers;

(l)    change the principal business of the Company, enter new lines of business, or exit the current line of business;

(m)    sell, assign, transfer, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(n)    trigger a Company Wind-Up Event (as defined in the Restated Certificate) (including making any determinations under Section 2.4.1 of the Restated Certificate) or approve any transaction involving the Company for which Board approval is required that may result in a Deemed Liquidation Event.

5.5    Board Matters. Unless otherwise determined by the vote of a (x) majority of the Series A Directors and (y) the Series B Director, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit committee and an compensation committee, each of which shall consist solely of non-management directors. The Series B Director shall have the right to serve on the audit committee, the compensation committee, and any other committee or other subdivision of the Board of Directors.

5.6    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.7    Qualified IPO. Subject to Section 5.4(g), the Investors agree to cooperate with the Company and each other Investor, and to take all such further action as the Company or such other Investors may reasonably request, in order to pursue a Qualified IPO (as defined in the Restated Certificate) following the Board’s determination to launch the IPO process.

5.8    Critical Technologies Notice.

To the extent that the Company engages in the design, fabrication, development, testing, production or manufacture of critical technologies within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, whether because of a new categorization of technology by the U.S. government or otherwise, the Company shall immediately provide notice to the Investors.

5.9    Use of Holder Name. Without the prior written consent of a Holder, none of the other parties hereto shall use, publish, reproduce, or refer to the name of such Holder (including the Chinese translation thereof), any principal, executive officer or director of such Holder, or trademark or logo of such Holder in any written public disclosure or marketing documents or materials.

5.10    Indemnification Matters. The Company hereby acknowledges that one or more of the directors designated to serve on the Company’s board of directors by the Investors (each, an “Investor Director”) may have certain rights to indemnification, advancement of expenses, and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees that it (a) is the indemnitor of first resort (i.e., its indemnification obligations to any such Investor Director are primary, and any obligation of the Investor Indemnitors to advance expenses or provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) shall be required to advance the full amount of expenses incurred by any such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines, and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Restated Certificate, the Company’s Bylaws, or any agreement between the Company and such Investor Director, without regard to any rights such Investor Director may have against the Investor Indemnitors, and (c) irrevocably waives, relinquishes, and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation, or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing, and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third party beneficiaries of this Section 5.10 and shall have the right, power, and authority to enforce the provisions of this Section 5.10 as though they were parties hereto.

5.11    Tax Treatment of Preferred Stock. The Company and Investors agree (i) to treat the Preferred Stock as stock that is not “preferred stock” within the meaning of Section 305 of Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder, and (ii) not to report the accrual of dividends on such Preferred Stock as income for U.S federal income tax purposes unless and until such dividends are declared and paid. The Company and Investors agree to take no positions or actions inconsistent with such treatment (including on any IRS Form 1099), unless otherwise required by applicable law.

5.12    Termination of Covenants. The covenants set forth in this Section 5, except Subsection 5.6, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

6.    Miscellaneous.

6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail

(including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4    Dispute Resolution. Any dispute arising under, out of, in connection with, or relating to this Agreement, or the alleged breach hereof (each, a “Dispute”), shall be referred to arbitration in accordance with this Section 6.4 upon the demand of any party to the Dispute with notice (the “Arbitration Notice”) to the other party(ies) to such Dispute. Upon receipt of an Arbitration Notice by a party hereto, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) arbitrators with relevant industry experience (the “Arbitrators”). Each of the claimant and the respondent to such Dispute shall promptly select one (1) Arbitrator, which selections shall in no event be made later than thirty (30) days after the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrators chosen by the claimant and the respondent to such Dispute, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the parties to the Dispute must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the then current HKIAC Administered Arbitration Rules, except as modified in this Agreement. The arbitration shall be held in Hong Kong and the arbitration proceedings shall be conducted in English. The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

6.5    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.6. All communications shall be sent to the respective parties at their address as set forth on Schedule A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6. If notice is given to the Company, a copy shall also be sent to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 701 Pennsylvania Ave., NW, Suite 900, Washington, DC 20004, Attn: Christopher Jeffers, if notice is given to AstraZeneca, a copy shall also be sent to Covington & Burling LLP, 265 Strand, London WC2R 1BH, Attn: Gregor Frizzell, and if notice is given to an Investor other than AstraZeneca or the Lead Investor, a copy shall also be sent to Wilson Sonsini Goodrich & Rosati, Suite 1509, 15/F, Jardine House, 1 Connaught Place, Central, Hong Kong, Attn: Weiheng Chen. Notwithstanding any of the foregoing, with respect to the Lead Investor (as defined in the Purchase Agreement), only a nationally recognized overnight courier shall be used to effectuate the delivery of any notices pursuant to this Subsection 6.6, and such notice or other communication for purposes of this Agreement shall not be treated as effective or having been given if some other delivery method is utilized; and a copy (which shall not constitute notice) shall also be sent to Sidley Austin LLP, 17th Floor, 1999 Avenue of the Stars, Los Angeles, CA 90067, Attention: Mehdi Khodadad, Esq.

6.7    Amendments and Waivers. This Agreement may be amended or terminated, and the observance of any term of this Agreement may be waived, only by a written instrument. This Agreement may be amended or terminated, and the observance of any term of this Agreement may be waived, on behalf of the Company and each Investor (either generally or in a particular instance, and either retroactively or prospectively) by a written consent of the Company and the holders of seventy-five percent (75%) of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and provided further that if the amendment would cause a Major Investor to no longer qualify as a Major Investor, then the amendment shall also require the consent of such Major Investor. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.7 shall be binding on all parties hereto and their respective permitted successors and permitted assigns, regardless of whether any such party, successor, or assign has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.9    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.10    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series B Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.11    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), together with the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, negotiations, and agreements, both written and oral, among the parties with respect to such subject matter.

6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13    Acknowledgment. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.14    Prior Agreement. This Agreement shall replace and supersede the Existing Agreement in its entirety.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

VIELA BIO, INC.

By:	/s/ Bing Yao
Name:	Bing Yao
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc LeSieur
Name:	Jean-Marc LeSieur
Title:	Managing Director

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

CORMORANT PRIVATE HEALTHCARE FUND II, LP:

By:	Cormorant Private Healthcare GP II, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
(print)
Title:	Managing Member of the GP

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP:

By:	Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
(print)
Title:	Managing Member of the GP

CRMA SPV, LP:

By:	Cormorant Asset Management, LLC
Its:	Attorney-In-Fact

By:	/s/ Bihua Chen
Name:	Bihua Chen
(print)
Title:	CEO/Managing Member

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ Joseph. P. Disabato
Name:	Joseph. P. Disabato
Title:	Vice President

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By:	Viking Global Opportunities Portfolio
GP LLC, its general partner

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

TERRA MAGNUM FUND I LP

By:	/s/ Hongxia Wang
Name:	Hongxia Wang
Title:	Partner

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

B&S VIELA BIO HOLDCO LLC:

By:	Barer & Son Capital, LLC,
its manager

By:	/s/ Joshua Barer
Name:	Joshua Barer
Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

TLS BETA PTE. LTD.

By:	/s/ Khoo Shih
Name:	Khoo Shih
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

ASTRAZENECA UK LIMITED

By:	/s/ Alistair Collins
Name:	Alistair Collins
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

BOUNDLESS MEADOW LIMITED

By:	/s/ Yong Leong Chu
Name:	Yong Leong Chu
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

6 DIMENSIONS CAPITAL, L.P.

By:	6 Dimensions Capital GP, LLC, its General Partner

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	Managing Partner

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

6 DIMENSIONS AFFILIATES FUND, L.P

By:	6 Dimensions Capital GP, LLC, its General Partner

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	Managing Partner

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

HH RSV-MIM HOLDINGS LIMITED

By:	/s/ Wenkai Xiang
Name:	Wenkai Xiang
Title:	Managing Director

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

MABTEK LTD.

By:	/s/ Eliza Sun
Name:	Eliza Sun
Title:	director

SCHEDULE A

INVESTORS